[Quantum Letterhead]

May 1, 2017

Mr. Adalio T. Sanchez
[Address]

Dear Adalio:

We are pleased to offer you the opportunity to serve on the Board of Directors (the “Board”) of Quantum Corporation (“Quantum”). Your appointment was approved today by the Quantum Board, with an effective date of May 4, 2017.

Under the current Board compensation program, your Board retainer will be $50,000 per annum. Additionally, as a member of the Leadership and Compensation Committee, you will receive an additional cash retainer of $10,000 per annum. These retainers are paid in cash, generally in quarterly installments, and will be prorated for partial periods of service. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $33,333 be awarded to you, calculated using a company stock value of the higher of $8 or the current stock price. The number of RSUs to be awarded will be determined at the time of award based on the company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. These RSUs will vest 100% on the date of the Company’s next annual stockholder meeting, anticipated to occur on August 31, 2017. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will receive an annual stock grant thereafter, currently set at a total value of $100,000 per annum. Details regarding the annual stock program are subject to change.

Lastly, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program. If you are interested in further information about this program, please let us know and we will forward it to you.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them to Shawn Hall via email at shawn.hall@quantum.com or by mail to: Shawn Hall, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

/s/ Jon Gacek
President & CEO
Quantum Corporation
[phone number]

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed: /s/ Adalio T. Sanchez___________________________    Date: 5/1/2017________________
Adalio T. Sanchez

Enclosures:
Director Change in Control Agreement

Director Indemnification Agreement
The High Road: Quantum’s Business Conduct & Ethics Policy
Section 16 Policy Documentation
Insider Trading Policy
Corporate Governance Principles
EFT Form
W-9

cc:     Compensation
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